EXHIBIT 99.1
Applied Minerals, Inc. Announces the Hiring of Dr. Chris DeArmitt as Chief Technology Officer

Applied Minerals, Inc. (OTC BB: AMNL) is pleased to announce the appointment of Dr. Chris DeArmitt as the Company’s Chief Technology Officer (“CTO”).  In his capacity as CTO, Dr. DeArmitt will be responsible for leading the Company’s R&D efforts and will play an integral role in the company’s product commercialization efforts.

Dr. DeArmitt is a globally recognized expert in plastics, functional fillers and additives.  His experience spans all facets of the value chain, having served in senior level positions in areas including R&D, Product Development and Marketing during his tenures at Electrolux (OEM), BASF (plastics & additives manufacturer) and Hybrid Plastics (specialty additives producer).

According to Andre Zeitoun, President & CEO of Applied Minerals Inc., “Chris brings with him a wealth of experience and well-established industry relationships that we expect will be of great benefit to the company. We feel very fortunate to have attracted such a talented individual to fulfill this very important role. Chris has been working with the company as a technical advisor for the past 7 months and has become very well acquainted with the properties of our product.  Chris is unique; he is very much a commercially driven scientist. His talent is understanding market needs and addressing them with commercially feasible product solutions in real time. Chris has earned himself a reputation in the industry for these attributes, and we feel that his joining us is a strong validation of our product potential.”

According to Dr. DeArmitt: “The commercial potential of Applied Minerals’ Halloysite-based products as a high tech material is very exciting. I have seen very few materials during my career that match its potential.  As a functional additive or filler in plastics, coatings, adhesives or cosmetics, Halloysite gives remarkable property enhancements spanning the gamut from boosted mechanical properties to the controlled release of active agents. Furthermore, while most high performance materials are synthetic, expensive and of questionable toxicity, Halloysite - as a naturally occurring clay - is both affordable and environmentally friendly. It is therefore with great enthusiasm that I welcome the opportunity to join the Applied Minerals team in developing new applications and customers for this exciting product.”

Dr. DeArmitt Career Highlights

Dr. DeArmitt’s primary areas of research expertise include polymers, composites, fillers, and surface chemistry.  He received his D.Phil from Sussex University (U.K.) and, after completing post-doctoral studies at KTH in Sweden, he worked as the manager of the Polymeric Materials Group at the Institute of Surface Chemistry, focusing on composites, fillers and additives.  He later went to work as senior project manager at Electrolux where he focused on various topics including filled polyolefins, scratch resistance and the development of new antioxidants.

Dr. DeArmitt was later appointed the Global Product Development Manager for Specialty Polymers at BASF.  During his tenure at BASF, he was involved in the development of many new-patented products and processes related to polymer applications. Dr. DeArmitt was also responsible for the screening and scouting of new technologies on behalf of BASF Venture Capital investing division.  After leaving BASF, Dr. DeArmitt assumed the responsibilities of Chief Scientist at Hybrid Plastics, a small advanced materials company based in the US where he focused on the enhancement of thermoplastics, thermosets and coatings.  Most recently Dr. DeArmitt founded Phantom Plastics in 2009 to provide new materials development consulting services to the plastics industry.

Dr. DeArmitt is a Fellow of the Royal Society of Chemistry and a Chartered Chemist.  He has over 40 papers, patents, book chapters and encyclopedia chapters to his name. Additionally, he is a top innovator having won multiple open innovation awards. Other awards include a Frost & Sullivan Customer Service Award and an R&D 100 Award. Additional details can be found on Dr. DeArmitt’s bio page at www.phantomplastics.com

About Applied Minerals, Inc.

Applied Minerals Inc. is a leading global producer of Halloysite Clay from their wholly-owned Dragon Mine property in Utah. Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional Halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its Halloysite. These include: carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance functional fillers in polymer composites. Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.

Contact:

Applied Minerals, Inc. Investor Relations
Rubenstein Investor Relations
Tim Clemensen, 212-843-9337
tclemensen@rubensteinir.com